EXHIBIT 99.1

Presidents Plaza, Building One,
196 Van Buren Street, Suite 300,
Herndon, VA 20170

Contacts:	Richard Ramlall, RCN, SVP of Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, CFA, Lippert/Heilshorn & Assoc., 212-838-3777

RCN Agrees to Sell San Francisco Assets for $45 Million

Herndon, VA, August 18, 2006 - RCN Corporation (NASDAQ: RCNI), a leading provider of triple play communications services, announced today that it has reached a definitive agreement to sell its San Francisco assets to Astound Broadband for $45 million in cash, or approximately $2500 per customer. Astound Broadband is a cable, Internet and phone services company currently serving approximately 55,000 video, data and phone customers in Concord and Walnut Creek, California. RCN’s San Francisco operations serve approximately 18,000 customers.

Peter D. Aquino, President and Chief Executive Officer of RCN, stated, “This transaction is another key strategic milestone for RCN.  By divesting San Francisco, our primary property on the west coast, we can now focus our financial and operational resources fully on our core Northeast Corridor and Chicago region.  We articulated this as a main objective early on, and continue to execute toward our operational and strategic initiatives."

Steve Weed, Chief Executive Officer of Astound Broadband, commented, “The acquisition of RCN’s high-value multi-play San Francisco customers and facilities is a strategic win for Astound Broadband. These assets significantly strengthen our local presence and fulfill our mission to provide 100% of our cable systems with the latest technology. With Astound, these customers will continue to enjoy the same high quality of service and strong value they always have with RCN.”

RCN’s board of directors has approved this transaction, which is subject to the approval of appropriate local and federal regulatory authorities as well as customary escrows and closing conditions. The transaction is expected to close in early 2007.

BB&T Capital Markets acted as financial advisors to RCN in connection with this transaction.

About RCN Corporation
RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity data and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. (RCNI-G)

EXHIBIT 99.1

About Astound Broadband
Astound Broadband is a subsidiary of Wave Broadband. Wave Broadband, headquartered in Kirkland, Washington, currently serves approximately 155,000 video, data and phone customers in Port Orchard, LaConner, and Port Angeles, Washington, and in Ventura and Cerritos, California. Owned and operated by local industry leaders, Wave Broadband supports its customers with decades of cable know-how, providing 100% of its cable systems with the latest technologies and upgrades including high speed Internet, digital cable, international programming options, digital video recording, and HDTV.

RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

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